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                                                                       Exhibit 1

ALLMERICA FINANCIAL CLOSES ALLMERICA P&C MERGER

WORCESTER, Mass., July 16, 1997 - Allmerica Financial Corporation (NYSE: AFC) today announced the closing of the merger with Allmerica Property & Casualty
Companies, Inc.   Through the transaction, Allmerica Financial acquired 24.2 million shares of Allmerica P&C for approximately $426 million in cash and 9.7 million shares of Allmerica Financial common stock.

"Allmerica P&C's operations are a critical component of our business, as we help our clients meet their insurance protection and financial security needs," said John F. O'Brien, Allmerica Financial president and chief executive officer. "Allmerica Financial is now better positioned to effectively allocate capital among its companies and to enhance shareholder value."

As a result of the merger, Allmerica P&C shares have been converted into the right to receive $17.60 in cash and 0.40 shares of Allmerica Financial common stock. Alternatively, Allmerica P&C shareholders may elect to receive for each share of Allmerica P&C stock either $33.00 in cash or 0.85714 shares of Allmerica Financial common stock. The aggregate amounts of cash and stock issuable is limited, and the elections of the form of merger consideration is subject to proration in the event the cash or stock election is over-subscribed.

Merger consideration election forms will be mailed to Allmerica P&C shareholders within the next few days. The election deadline is August 13, after which merger consideration will be distributed as soon as practicable.

Allmerica Financial Corporation, headquartered in Worcester, Mass., is the holding company for a diversified group of insurance and financial services companies. Allmerica Financial markets insurance and retirement savings products, as well as group benefit programs, to individual and institutional clients. Allmerica Financial offers property and casualty insurance products and services through The Hanover Insurance Company and Citizens Insurance Company of America.

Its property and casualty operation ranks among the top 30 property and casualty insurers in the United States on the basis of net written premiums, and is regionally focused in the Northeast and the Midwest.

7/97

CONTACTS:     Investors:   Jean Peters       Media: Michael  F Buckley
                    (508) 855-3599                 (508) 855-3099